Exhibit 99.1

Press Release

For further information, please contact:
Daniel R. Kadolph, Senior Vice President and Chief Financial Officer (708) 450-6759

MIDWEST BANC HOLDINGS TO SELL WESTERN ILLINOIS BANK

•	Management Group Leads Buyout of Midwest Bank of Western Illinois

•	Monmouth based bank is major agricultural lender

MELROSE PARK, IL (May 31, 2005) – Midwest Banc Holdings, Inc. (NASDAQ: MBHI) today announced signing of a definitive agreement to sell its $280 million Western Illinois bank subsidiary to a management-led buyout team. Based on April 30, 2005 total stockholders equity for the bank subsidiary, the holding company indicated that it anticipates a capital gain of approximately $9 million upon completion of the sale.

Midwest Bank of Western Illinois operates six branches in Monmouth, Galesburg, Oquawka, Aledo and Kirkwood, Illinois, serving more than 6,000 agricultural, commercial, individual and other customers. The investment group making the purchase includes its president and chief executive officer, Christopher J. Gavin, along with directors of the Western Illinois affiliate and prominent local investors.

“This transaction provides substantial benefits to both Midwest Bank of Western Illinois and to our holding company,” said James J. Giancola, president and chief executive of Midwest Banc Holdings. “While our Monmouth subsidiary will gain added commitment from local ownership, proceeds from the sale can be redeployed profitably at our flagship subsidiary, Midwest Bank and Trust Company.”

Midwest Bank and Trust Company, based in Melrose Park, operates 17 branches in the greater Chicago metropolitan area, with $2.0 billion of assets at March 31, 2005. Following the naming of Giancola as president and CEO in the fall of 2004, the bank has embarked on a turnaround strategy that includes expanded lending activity, reduced risk and a stronger balance sheet.

“Our rebuilding efforts generated substantial, measurable progress in the first quarter of this year and we are working hard to accelerate the pace of improvement,” Giancola said. “Midwest Bank and Trust Company has very strong relationships with its customers and a competitive mix of products and services. With reinvestment of proceeds from the sale of our smaller banking subsidiary, we can reposition our balance sheet by replacing low yielding earning assets with new assets with a higher yield. In addition we can expand our opportunity to grow and improve our profitability in the robust market around Chicago.”

Information on MBHI is available on the Internet at www.midwestbanc.com.

Midwest Banc Holdings, Inc. provides a wide range of retail and commercial lending services, personal and corporate trust services, residential mortgage origination, and securities and insurance brokerage activities throughout the greater Chicago metropolitan area and Western Illinois. The Company’s principal operating subsidiaries are: Midwest Bank and Trust Company, Midwest Bank of Western Illinois, Midwest Financial and Investment Services, Inc., and Midwest Bank Insurance Services, L.L.C.

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This press release contains certain “Forward-Looking Statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and should be reviewed in conjunction with the Company’s Annual Report on Form 10-K and other publicly available information regarding the Company, copies of which are available from the Company upon request. Such publicly available information sets forth certain risks and uncertainties related to the Company’s business which should be considered in evaluating “Forward-Looking Statements.”